Exhibit 99.1

FOR RELEASE ON Jan 31st, 2008 AT 4: 30PM, E.T.

Comtech Group, Inc. Announces Preliminary Results for Fourth
Quarter 2007 and Provides Initial Guidance for 2008

•	Posts the highest quarterly revenues and non-GAAP EPS in the Company history, representing an approximately 45% increase in revenue and 38% in non-GAAP EPS over the prior year
•	Preliminary 2007 results exceeded company’s prior guidance
•	Robust growth to continue in 2008

SHENZHEN, China, Jan 31st, 2008 - Comtech Group, Inc. (Nasdaq: COGO) a leading provider of customized module design solutions as well as other engineering and business services for more than 200 domestic and international technology product manufacturing companies based in China, today announced preliminary results for the fourth quarter 2007.

For the quarter ended December 31, 2007, the Company expects to report revenue of more than $70.5 million (unaudited), an increase of more than 45% over $48.5 million (unaudited) for the same period of the prior year. The Company estimates total revenue for 2007 will be at least $221.5 million (unaudited), up by over 30% compared with the previous year.

Jeffrey Kang, Chairman & Chief Executive Officer, Comtech Group, said, “Comtech’s outstanding 2007 performance, once again, demonstrates our commitment and ability to create a pattern of sustainable and solid, long-term growth for the Company.”

“The fourth quarter was the best in our company’s history. We have achieved historic quarterly net revenue and profit figures. These results are a testament to the company’s overall quality and its ability to deliver consistently strong results, despite certain of our end markets not growing as fast as anticipated,” said Mr. Kang.

The Company expects to report pro forma diluted earnings per share (“non-GAAP EPS”), excluding share-based compensation expense and acquisition related costs consisting of the amortization of purchased intangible assets, of approximately $0.22 (unaudited) for the fourth quarter 2007, compared to $0.16 (unaudited) for the same period of the prior year, representing an increase of approximately 38%.  EPS on a U.S. GAAP basis was approximately $0.16 (unaudited) for the fourth quarter 2007, compared to $0.13 (unaudited) for the same period of the prior year.

Non-GAAP EPS for 2007 is expected to be at least $0.71 (unaudited) - excluding stock-based compensation expenses and acquisition related costs consisting of the amortization of purchased intangible assets, representing an increase of approximately 34% over the previous year.

Mr. Kang said, “During Comtech’s 12 years of operation, we have faced numerous challenges including downturns in a particular industry, interruptions in supply, cell phone inventory problems, and tough financial markets such as slowdowns in the global telecom industry and the Asia financial crisis.  Our broad and diversified customer base and multi-industry coverage have always enabled us to avoid the cyclical impact of a single industry. Although the Chinese domestic handset market was not as strong as expected in the fourth quarter, our robust digital media business and better-than-expected handset exports easily offset the impact, allowing us to once again deliver sustainable growth. Our expanding customer base, diversified product and service offerings, and unique business model, together with our ability to identify and capitalize on high potential markets, helped drive the company’s significant year on year growth.”

“As for 2008, I am confident that our strategies for sustained growth are working.  Downturns in the US economy have little effect on Comtech because of our focus on the Chinese domestic market, which remains strong due to robust consumer spending, and other emerging markets, such as India, that continue to experience vigorous growth. Based on the company’s organic expansion and strategic new business and acquisitions in the pipeline, Comtech is well-positioned for 2008, and management estimates increases of 25-30% in revenue and non-GAAP EPS.” he added.

Comtech will host a teleconference on February 1, 2008 at 8:00 a.m. EST with Jeffrey Kang,  Chairman and Chief Executive Officer, Frank Zheng, CFO, and Hope Ni, Vice-Chairman and former CFO, to discuss the Company’s performance for the fourth quarter and full year 2007 as well as its growth outlook in the near term and 2008. The Company will provide final and detailed 2007 audited results and other information before March 17th, 2008. Statements and numbers in this release have not been audited, and they are based on current expectations and may differ from the final, audited report.

Teleconference Information
Interested parties may dial toll-free 1-800-762-8779 if dialing domestically, or +1-480-248-5081 if dialing internationally, approximately 15 minutes prior to the start of the call. There will be a playback available until February 8, 2008. To listen to the playback, please call 1-800-406-7325 if dialing domestically or +1-303-590-3030 if calling internationally. Please use pass code 3839312 for the replay.

This call is being web cast by ViaVid Broadcasting and can be accessed at Comtech's website at http://www.comtech.com.cn/investorinfo.html or ViaVid's website at http://viavid.net/dce.aspx?sid=00004AFE.

To access the web cast, you will need Windows Media Player on your desktop. For the free download of the Media Player please visit:
http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About ComtechGroup, Inc.:
Comtech Group, Inc. (NASDAQ: COGO) is a leading provider of customized module and subsystem design solutions in China. The Company believes it acts as a proxy to China's technology industry as it works with virtually all the major ODMs and OEMs in China. Comtech leverages these relationships and combines their IP to create designs that Comtech then sells to electronic manufacturers. These designs allow manufacturers to reduce their time to market for new products and ultimately increase sales. Comtech Group focuses on the digital media, mobile handset and telecommunications equipment end-markets for its customized design modules while also offering business and engineering services to its large telecom equipment vendor customers. Over the last eleven years, Comtech has grown its customer list to include more than 200 of the largest and most well known manufacturers across the mobile handset, telecom equipment and consumer markets in China, covering both multinational Chinese subsidiaries and Chinese domestic companies. For more information, visit www.comtech.com.cn.

For further information contact:

Comtech Investor Relations
www.comtech.com.cn/investorinfo.html
communications@comtech.com.cn
H.K.:	+852 2730 1518
U.S.:	+1 (646) 291 8998
Fax:	+86 (755) 2674 3522

Safe Harbor Statement:
This press release includes certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include statements about our proposed discussions related to financial guidance and our business or growth strategy such as growth in digital media, mobile handset and telecom businesses, as well as our potential acquisitions which are subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect. All such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. For a further descriptions of other risks and uncertainties, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings, including our most recent S-1 Form and/or S-3. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

About Non-GAAP Financial Measures:
To supplement Comtech's consolidated financial results presented in accordance with GAAP, Comtech uses the following measures defined as non- GAAP financial measures by the SEC: 1) non-GAAP net income, which is net income excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets, 2) non-GAAP basic and diluted earnings per share, which is basic and diluted earnings per share excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets,  3) non-GAAP income from operation, which is income from operation excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets and 4) non-GAAP operating margin, which is operating margin excluding share-based compensation expenses and acquisition related costs such as amortization of purchased intangible assets. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned “Reconciliations of non-GAAP measures to the most comparable GAAP measures” set forth at the end of this release.

Comtech believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding share-based expenses and acquisition related costs such as amortization of purchased intangible assets that may not be indicative of its operating performance from a cash perspective. Comtech believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning and forecasting future periods. These non-GAAP financial measures also facilitate management's internal comparisons to Comtech's historical performance and liquidity. Comtech computes its non-GAAP financial measures using the same consistent method from quarter to quarter. Comtech believes these non- GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. A limitation of using non-GAAP net income, non-GAAP basic and diluted earnings per share , non-GAAP income from operation and non-GAAP operating margin is that these non-GAAP measures exclude share-based compensation charges and acquisition related costs such as amortization of purchased intangible assets that have been and will continue to be for the foreseeable future a recurring expense in our business. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables have more details on the reconciliations between GAAP financial measures that are most directly comparable to non-GAAP financial measures.

Tables Attached

COMTECH GROUP, INC.

RECONCILIATION OF NON-GAAP MEASURES TO THE MOST COMPARABLE GAAP MEASURES (UNAUDITED)

	For the year ended	For the year ended
	Dec 31, 2007	Dec 31, 2006

Earnings per share	$	$
GAAP net income per share- Diluted	0.54	0.47
share-based compensation expense and acquisition related costs consisting of the amortization of purchased intangible assets per share	0.17	0.06
Non-GAAP net income per share- Diluted	0.71	0.53

	For three months ended	For the three months ended
	Dec 31, 2007	Dec 31, 2006

Earnings per share	$	$
GAAP net income per share- Diluted	0.16	0.13
share-based compensation expense and acquisition related costs consisting of the amortization of purchased intangible assets per share	0.06	0.03
Non-GAAP net income per share- Diluted	0.22	0.16